April 13, 2020

Scott Schenkel

RE: TRANSITION ROLE

Dear Scott:

Thank you for your contribution as Interim Chief Executive Officer. This letter agreement memorializes our discussions regarding your continued employment with eBay Inc. (“eBay”) for a transition period in order to assist in the orderly transfer of duties and responsibilities to your successor in the role of Chief Executive Officer. For the period from April 27, 2020 through June 19, 2020 (the “Transition Period”) you will serve in the role of Senior Advisor (which will not constitute a Section 16 officer role) reporting to the Chief Executive Officer. The duration of the Transition Period may be extended, by mutual agreement of you and eBay, through no later than September 30, 2020. As Senior Advisor, your duties will generally consist of providing advice and counsel to the Chief Executive Officer, including support relating to corporate strategy and transactions.

During the Transition Period, you will continue to receive a monthly performance bonus in the amount of $125,000 for each month in which you serve as Senior Advisor (including a prorated amount for any partial month of service), less applicable tax and payroll withholdings. In addition, you will be entitled to utilize first class commercial flights for your required business air travel during the Transition Period.

Except as otherwise provided in this letter agreement, there will be no changes to your annual rate of base salary or other compensation opportunities from those applicable to you in your position as Senior Vice President, Chief Financial Officer at eBay, including without limitation your annual bonus opportunity under the eBay Incentive Plan, and your continued eligibility to participate in welfare and fringe benefit plans of eBay.

If you remain employed through the end of the Transition Period, your employment with eBay will be terminated effective as of the last day of the Transition Period and, provided that no circumstances constituting “Cause” (as defined in the letter agreement between you and eBay dated September 30, 2014 (the “2014 Letter Agreement”)) then exist, the severance benefits described in the 2014 Letter Agreement will be provided to you in connection with such employment termination. Such severance benefits would also be provided to you upon your termination of employment prior to the end of the Transition Period only if such termination is by mutual agreement of you and eBay or by eBay without Cause (as defined in the 2014 Letter Agreement). As a condition to your receipt of the severance benefits pursuant to the 2014 Letter Agreement, you must execute and not revoke a separation agreement in a form as mutually agreed to by the parties.

Finally, The Mutual Arbitration Agreement and the Employee Proprietary Information and Inventions Agreement that you executed in conjunction with your commencement of employment remain in force.

Scott, on behalf of the Board of Directors and the eBay team, thank you for serving during this transitional time. Your leadership now and throughout your tenure has been exemplary. We greatly appreciate your passion, thoughtfulness and business acumen.
Very truly yours,

/s/ Thomas Tierney
Thomas Tierney
Chairman of the Board of Directors

Acknowledged and Agreed:

/s/ Scott Schenkel	4/13/2020
Scott Schenkel	Date